Exhibit 99.1

Orexigen(R) Therapeutics Announces First Quarter 2008 Financial Results

San Diego, CA, May 8, 2008 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of central nervous system disorders, including obesity, today announced unaudited financial results for the three months ended March 31, 2008.

Three months ended March 31, 2008

As of March 31, 2008, Orexigen held $33.4 million in cash and cash equivalents and an additional $107.6 million in investment securities, available-for-sale. These balances reflect receipt of $74.9 million in net proceeds from the public equity offering completed in January 2008. Orexigen does not have any auction rate securities on its balance sheet, and will continue to avoid this class of investments in the future.

For the three months ended March 31, 2008, Orexigen reported a net loss of $23.2 million, or $0.73 per share attributable to common stockholders, as compared to a net loss of $12.2 million, or $5.26 per share attributable to common stockholders, for the same period in 2007.

Total operating expenses for the three months ended March 31, 2008 were $24.0 million compared to $12.5 million for the same period in 2007. The increased operating expenses were due primarily to a $10.6 million increase in research and development expenses in connection with the Company’s Contrave® Phase III clinical trials, related proprietary product formulation work and increased consulting activities. In addition, general and administrative expenses increased by $958,000 due principally to increases in salaries and personnel-related costs, stock-based compensation expense and professional fees.

“The first quarter was marked by solid execution and continued progress in clinical development,” said Gary Tollefson, M.D., Ph.D., President and CEO of Orexigen. “As we announced yesterday, we have now completed enrollment in all four of our Phase III trials for Contrave. As these trials are all 56 weeks in duration, we remain on track for an NDA submission in late 2009. Moreover, while we are pleased with the speed of enrollment, we take greater pride in having designed what we believe to be a thorough, comprehensive Phase III program that is being conducted with the highest quality of execution.”

Recent Highlights

Contrave

•

The Company has completed enrollment in all four of its planned Phase III clinical trials. Each of these trials has been designed to address key aspects of this product candidate, including the safety and efficacy of Contrave in combination with intense diet, exercise and behavior modification (NB-302), the safety and efficacy of the combination in obese diabetics (NB-304), as well as safety and efficacy of doses above and below the primary dose to provide a range of potential alternatives to physicians and patients.

•

As previously discussed, the dosing of naltrexone immediate release (IR) for the Company’s Phase II trials was selected on the basis of a PET imaging study conducted at Johns Hopkins University. The Company recently completed a repeat of this study using a novel sustained release (SR) formulation of naltrexone. In a dose equivalent comparison, receptor occupancy between the two formulations was shown to be comparable, which supports the bioequivalence in total plasma exposure that was previously shown, as well as the Company’s expectation for at least comparable weight loss efficacy in Phase III clinical trials.

•

The Company received a Notice of Allowance from the U.S. Patent and Trademark Office for a patent application covering sustained release compositions of bupropion and naltrexone combined in a single dosage form. Referred to by the Company as the Weber/Cowley composition patent application, this patent, once issued, would extend patent protection in the United States for Contrave by 12 years, until 2025.

•

In addition, the European Patent Office recently issued a patent covering compositions and uses of bupropion and naltrexone for affecting weight loss. We expect this patent to extend protection for Contrave in Europe until 2024.

Empatic™

•

In January 2008, the Company announced the 48-week results of its multi-center, 620 patient Phase IIb trial of Empatic, ZB-201. Patients who remained on double-blind therapy beyond 24 weeks achieved between 10% and 14% weight loss across the six dosage arms on an intent-to-treat basis and 12% to 15% for completers. The overall rate of discontinuation due to adverse events for the Empatic treatment arms through the primary endpoint at 24 weeks was not statistically different than the rate seen with placebo. This was also true with the highest Empatic dose as compared to placebo. Between 24 and 48 weeks, the overall rate of discontinuation due to adverse events among the double-blind extension group receiving Empatic was less than 2%. Moreover, the discontinuation rate due to adverse events in the double-blind group of patients receiving the highest Empatic dose between weeks 24 and 48 was 0%. We previously reported that there had been no serious adverse events in the ZB-201 trial attributed by investigators to Empatic. As an update, during the trial, four women on Empatic became pregnant and carried the pregnancies to term. Three of the pregnancies resulted in normal infants at birth. In the fourth case, we understand that an unspecified heart-related birth abnormality occurred and was corrected surgically. The fourth case has been reported by the investigator as a serious adverse event and possibly related to Empatic. However, this case is a complicated one with a number of plausible, alternative etiologies.

Corporate

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In January 2008, the Company completed a public offering of 7,000,000 shares of its common stock at a public offering price of $11.00 per share. In February 2008, the underwriters exercised a portion of their overallotment option and purchased an additional 326,435 shares of the Company’s common stock. Net cash proceeds from this offering are estimated to be approximately $74.9 million, after deducting underwriting discounts, commissions and estimated offering costs payable by the Company.

•	The Company recently established new corporate headquarters in the Torrey Pines area of San Diego, which will provide space necessary for growth.

Conference Call Today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the first quarter 2008 financial results and recent business highlights. The live call may be accessed by phone by calling (800) 860-2442 (domestic) or (412) 858-4600 (international). The webcast can be accessed live on the investor relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of central nervous system disorders, including obesity. The Company’s lead combination product candidates targeted for obesity are Contrave, which is in Phase III clinical trials, and Empatic, which is in the later stages of Phase II clinical development. Both product candidates take advantage of the Company’s understanding of how the brain appears to regulate appetite and energy expenditure, as well as the mechanisms that come into play to limit weight loss over time. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss. Further information about the Company can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the enrollment, timing, execution and completion of clinical trials of Contrave, the timing of an NDA submission for Contrave, the potential to obtain regulatory approval for, and effectively treat obesity with, Contrave and Empatic, and the potential issuance of patents and the scope and duration of protection of issued patents relating to the Company’s product candidates. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the progress and timing of the Company’s clinical trials; the potential that earlier clinical trials may not be predictive of future results; the ability for Contrave or Empatic to receive regulatory approval on a timely basis or at all; the potential for adverse safety findings relating to Empatic or Contrave to delay or prevent regulatory approval or commercialization, or result in product liability claims; the ability of Orexigen and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidates; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen Graham Cooper 858 875-8600	Media Stephen Gendel BioCom Partners 212 918-4650

Orexigen Therapeutics, Inc.

(a development stage company)

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,		Period from September 12, 2002 (Inception) to March 31, 2008
	2008	2007
Revenues:
Collaborative agreement	$—	$—	$174
License revenue	22	22	287

Total revenues	22	22	461
Operating expenses:
Research and development	20,687	10,128	110,544
General and administrative	3,319	2,361	25,490

Total operating expenses	24,006	12,489	136,034

Loss from operations	(23,984)	(12,467)	(135,573)
Other income (expense):
Interest income	1,199	357	6,763
Interest expense	(429)	(59)	(1,339)

Total other income (expense)	770	298	5,424

Net loss	(23,214)	(12,169)	(130,149)
Accretion to redemption value of redeemable convertible preferred stock	—	(8)	(78)
Deemed dividend of beneficial conversion for Series C preferred stock	—	—	(13,860)

Net loss attributable to common stockholders	$(23,214)	$(12,177)	$(144,087)

Net loss per share attributable to common stockholders - basic and diluted	$(0.73)	$(5.26)

Shares used in computing net loss per share attributable to common stockholders – basic and diluted	31,942	2,315

Orexigen Therapeutics, Inc.

(a development stage company)

Balance Sheets

(In thousands, except share and par value amounts)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,410	$28,967
Investment securities, available-for-sale	107,632	56,487
Prepaid expenses and other current assets	624	2,471

Total current assets	141,666	87,925
Property and equipment, net	867	924
Restricted cash	1,125	1,125
Other assets	2,199	1,346

Total assets	$145,857	$91,320

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,563	$8,454
Deferred revenue, current portion	88	88
Long-term debt, current portion	5,175	4,735

Total current liabilities	15,826	13,277
Deferred revenue, less current portion	1,125	1,147
Long-term debt, less current portion	9,617	11,072
Other long-term liabilities	941	941
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at March 31, 2008 and December 31, 2007; no shares issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Common stock, $.001 par value, 100,000,000 shares authorized at March 31, 2008 and December 31, 2007; 34,309,036 and 26,982,601 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	34	27
Additional paid-in capital	247,920	171,571
Accumulated other comprehensive income	543	220
Deficit accumulated during the development stage	(130,149)	(106,935)

Total stockholders’ equity	118,348	64,883

Total liabilities and stockholders’ equity	$145,857	$91,320